Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
DoorDash, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333- 251242) on Form S-8 of DoorDash, Inc. of our report dated March 5, 2021, with respect to the consolidated balance sheets of DoorDash, Inc. as of December 31, 2019 and 2020, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the Consolidated Financial Statements), which report appears in the December 31, 2020 annual report on Form 10-K of DoorDash, Inc. for the year ended December 31, 2020.

Our report on the Consolidated Financial Statements refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842, Leases as of January 1, 2019

/s/ KPMG LLP

San Francisco, California
March 5, 2021